Exhibit 99.1

July 31, 2013

Dear Coastal Carolina Bancshares Shareholders,

I am very pleased to announce to our shareholders a number of very exciting happenings at Coastal Carolina National Bank.

You will be pleased to learn that we just completed our fourth consecutive profitable quarter. We exceeded $100 million in deposits for the first time which is a significant milestone. We are also excited to announce that we will be rolling out Mobile Banking to our customers in October. This new service will add another layer of convenience for our growing customer base.

For the six months ended June 30, 2013, the bank had net income of $70,104. The consolidated net income including the holding company was $20,819 or $.01 per share. This profitability is primarily the result of an improving net interest margin, significant loan growth, a stable loan loss provision due to the quality of our loan portfolio and gains on the sale of investment securities.

Our total assets at June 30, 2013 increased to $114.8 million, with $72.1 million in net loans and $100.5 million in local deposits. We are pleased to report that we have had significant loan growth of $12 million YTD through the second quarter. Our increase in deposits has been aided by the very successful opening of our Garden City branch that had deposit balances of $14.2 million dollars through their first five months in operation. We have also seen a significant increase in our checking account balances as a percentage of total deposits which is a result of our team’s focus on developing new commercial relationships. At June 30, 2013, shareholder’s equity was $13.9 million and book value per share was $6.37.

Our management team continues to dedicate itself to increasing the profitability of CCNB and in that context we have some very positive news to report. Due to Congress passing the JOBS Act in April 2012, we have an opportunity to save the bank in excess of $100,000 in annual expenses. Essentially, the bill gives SEC filing community banks with less than 1200 shareholders the ability to stop filing quarterly and annual SEC income statements. The savings that we will recognize by eliminating the filing of these costly reports will significantly strengthen our bottom line. For anyone who wants to see them, our quarterly call reports that provide YTD financial information will still be available at www.ffiec.gov/ubpr.htm. In addition, to make certain that all of our shareholders are informed about CCNB’s financial progress, we plan to send out a quarterly shareholder letter that will provide a performance update and comments on key points of interest. Please feel free to contact me directly if you have any questions on this matter.

I would like to thank you again for your investment in our company and ask you to tell your friends and family about CCNB. Please also look for an opportunity to open or expand a banking relationship with us. I assure you that our team will exceed your expectations.

Now is a great time to be a part of Coastal Carolina National Bank! Our entire CCNB team is committed to building the premier community bank along the Grand Strand.

Sincerely,

Laurence S. Bolchoz, Jr.

President & CEO